Leatt Corp Announces Record Revenues for the Fourth Quarter and Full Year 2017

23% Increase in Revenues Drives Record Year;
Expenses Increase only 2.9% as Company Generates Positive Free Cash Flow

CAPE TOWN, South Africa, March 27, 2018 – Leatt Corporation (OTCQB: LEAT), a leading developer and marketer of protective equipment and ancillary products for many forms of sports, especially extreme high-velocity sports, today announced record financial results for the fourth quarter and full year ending December 31, 2017. All financial numbers are in U.S. dollars.

Fourth Quarter 2017 and Subsequent Business Highlights

  Revenues of $5.4 million, up 64% compared to the year ago period
  Total operating expenses increased 13%, while revenues increased 64%
  Net Loss of $107,000, which narrowed by $489,000, or 82%, compared to the year ago period
  Leatt GPX 3.5 Neck Brace and the Leatt GPX 4.5 helmet received a 2018 Nifty 50 Award from the editors of
  Powersports Business
  Leatt DBX 2.0 Helmet and 3.5 Neck Brace recognized in a 2018 Design & Innovation Award

Full-Year 2017 Highlights

  Record revenues of $20.1 million, up 23% compared to 2016
  Total operating expenses increased 2.9%, while revenues increased 23%
  Income from Operations of $226,000, compared to a Loss from Operations of $(732,000) in 2016
  Net Income of $237,000, or $0.04 per diluted share, compared to a Net Loss of $(455,000), or $(0.08) per diluted share, in 2016
  Cash provided by operating activities of $1.7 million, compared to $320,000 in 2016

Leatt CEO, Sean Macdonald said, “Leatt delivered record full-year revenues of $20.1 million, an impressive 23% increase over 2016, with growth derived from a diversity of geographic locations across multiple product categories, demonstrating the accelerating demand for our products and the diversity of our revenue. The ongoing and methodical improvement of our distribution channels outside the United States continues to contribute to our long-term growth, and in the United States we are seeing growth as we continue to refine our sales organization with the addition of dedicated employee sales representatives coached by professional sales managers. In addition, we are seeing the benefits of ‘stand out’ point of purchase tools designed to drive traffic both in the United States and abroad. Our investments in sales and marketing to increase global brand awareness and launch our growing range of products to a wider group of consumers are producing results as evidenced by increased unit sales while pricing remains stable.” “We are particularly excited about the consumer response to our 3.0 All Mountain and Enduro helmets for bicycle use,” continued Mr. Macdonald. “These products open a wider, global dealer network beyond our existing dealer footprint that we can readily serve. We are encouraged by the momentum we are building with product line expansion, which includes additional award-winning, innovative products, and product endorsements from a variety of accomplished, professional athletes.” Founder and Chairman, Dr. Christopher Leatt, added, “For years, Leatt has built its reputation on world-class R&D, and industry accolades for the safety, design and style of our products are a strong testament to the expected marketability and demand for our highly innovative products, which we believe are among the best in their class.”

Financial Summary

Total consolidated revenues for the three-month period ended December 31, 2017 increased to $5.4 million, up 64%, compared to $3.3 million for the fourth quarter of 2016. For the twelve months ended December 31, 2017, total consolidated revenues increased by $3.7 million, or 23%, to $20.1 million, up from $16.4 million for the twelve months ended December 31, 2016. The increase for the full year was primarily driven by a 27% increase in Body armor sales, a 48% increase in helmet sales and a 97% increase in other product and accessories sales, which were partially offset by a 9% decrease in Neck brace sales, during the year ended December 31, 2017. Price fluctuations did not impact revenues.

For the fourth quarter of 2017, gross profit was $2.2 million, or 42.0% of revenues, compared to $1.3 million, or 39.6% of revenues, for the fourth quarter of 2016. For the twelve months ended December 31, 2017, gross profit was $9.5 million, or 47.0% of revenues, up 15% compared to $8.2 million, or 50.2% gross margin, for the year-ago period.

Fourth quarter loss from operations was $(283,000), down from $(916,000) for the same period last year. For the twelve months ended December 31, 2017, income from operations was $226,000 compared to a loss from operations of $(732,000) for the prior year.

Net loss for the three months ended December 31, 2017 was $(107,000), or $(0.02) per basic and diluted share, compared to $(596,000) or $(0.11) per basic and diluted share, during the three months ended December 31, 2016. Net income for the twelve months ended December 31, 2017 increased 152% to $237,000, or $0.04 per basic and diluted share, compared to a net loss of $(455,000), or $(0.09) per basic and $(0.08) per diluted share, for the 12 months ended December 31, 2016. The increase in net income for the twelve months ended December 31, 2017 was primarily driven by a 23% increase in revenues.

Leatt continued to meet its working capital needs from cash on hand and internally generated cash flow from operations. At December 31, 2017, the Company had cash and cash equivalents of $1.5 million, a current ratio of 2.1:1 and there was no long-term debt.

Business Outlook

Mr. Macdonald said, “For the past several years, we have expanded our addressable market by aiming to add approximately one new category per season, and we expect to maintain this aggressive expansion pace. We expect growth to continue as we progress throughout 2018, driven by new product categories, a wider range of product lines and an increased presence around the globe. Although severe weather in Europe this spring may present some challenges in the first half of 2018, we remain confident in the long-term prospects for our business and the marketability and demand for our award-winning exceptional protective gear.”

Conference Call

The Company will host a conference call at 10 am ET on Tuesday, March 27, 2018, to discuss the 2017 fourth quarter and full year results.

Participants should dial in to the call ten minutes before the scheduled time, using the following numbers: 1-877-407-9716 (U.S.A) or +1-201-493-6779 (international) to access the call.

Audio Webcast

There will also be a simultaneous live webcast through the Company’s website, www.leatt-corp.com. Participants should register on the website approximately ten minutes prior to the start of the webcast.

Replay

An audio replay of the conference call will be available for seven days and can be accessed by dialing 1-844-512-2921 (U.S.A) or +1-412-317-6671 (international) and using passcode 13677466.

For those unable to attend the call, a recording of the live webcast, will be archived shortly following the event for 30 days on the Company’s website.

About Leatt

Leatt Corporation develops personal protective equipment and ancillary products for all forms of sports, especially extreme motor sports. The Leatt-Brace® is an award-winning neck brace system considered the gold standard for neck protection for anyone wearing a crash helmet as a form of protection. It was designed for participants in extreme sports or riding motorcycles, bicycles, mountain bicycles, all-terrain vehicles, snowmobiles and other vehicles. For more information, visit www.leatt.com.

Follow Leatt® on Facebook, Instagram, and Twitter.

Forward-looking Statements:

This press release may contain forward-looking statements regarding Leatt Corporation (the “Company”) within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact included herein are "forward-looking statements" including statements regarding: the likelihood that the Company will continue to expand its product lines and to benefit from global market acceptance of its branded products; the ability of the Company to derive financial benefit from its receipt of awards and professional endorsements of its products; the financial outlook of the Company; the general ability of the Company to achieve its commercial objectives; the business strategy, plans and objectives of the Company and its subsidiaries, including its strategy to diversify and extend its product line into new sports and markets; and any other statements of non-historical information. These forward-looking statements are often identified by the use of forward-looking terminology such as "believes," "expects," "anticipates," "seeks," “should,” “could,” "intends," or "projects" or similar expressions, and involve known and unknown risks and uncertainties. These statements are based upon the Company's current expectations and speak only as of the date hereof. Any indication of the merits of a claim does not necessarily mean the claim will prevail at trial or otherwise. Financial performance in one period does not necessarily mean continued or better performance in the future. The Company's actual results in any endeavor may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, which factors or uncertainties may be beyond our ability to foresee or control. Other risk factors include the status of the Company’s common stock as a “penny stock” and those listed in other reports posted on The OTC Markets Group, Inc.

Investor Relations
Brett Maas
Managing Partner
Hayden IR
Tel (646) 536-7331
brett@haydenir.com

Financial Tables Follow

LEATT CORPORATION
CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2017 AND 2016

ASSETS

	2017	2016
Current Assets
Cash and cash equivalents	$1,518,157	$1,103,003
Short-term investments	58,221	58,196
Accounts receivable	2,420,656	2,217,840
Inventory	5,034,310	4,578,125
Payments in advance	565,124	569,498
Income tax refunds receivable	130,171	83,567
Prepaid expenses and other current assets	847,442	847,032
Total current assets	10,574,081	9,457,261

Property and equipment, net	2,113,855	1,190,688
Deferred tax asset, net	-	42,900

Other Assets
Deposits	26,081	24,892
Intangible assets	76,364	69,133
Total other assets	102,445	94,025

Total Assets	$12,790,381	$10,784,874

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
Accounts payable and accrued expenses	$4,433,665	$3,021,618
Short term loan, net of finance charges	518,130	542,532
Total current liabilities	4,951,795	3,564,150

Deferred tax liabilities, net	38,100	-

Commitments and contingencies

Stockholders' Equity
Preferred stock, $.001 par value, 1,120,000 shares authorized, 120,000 shares issued and outstanding	3,000	3,000
Common stock, $.001 par value, 28,000,000 shares authorized, 5,366,382 and 5,362,992 shares issued and outstanding	130,053	130,053
Additional paid - in capital	7,687,367	7,469,694
Accumulated other comprehensive loss	(485,286)	(610,083)
Retained earnings	465,352	228,060
Total stockholders' equity	7,800,486	7,220,724

Total Liabilities and Stockholders' Equity	$12,790,381	$10,784,874

LEATT CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

	Three Months Ended		Year Ended
	December 31		December 31
	2017	2016	2017	2016
	Unaudited	Unaudited	Unaudited	Unaudited

Revenues	$5,356,631	$3,263,501	$20,139,785	$16,416,465

Cost of Revenues	3,107,631	1,971,276	10,674,447	8,178,017

Gross Profit	2,249,000	1,292,225	9,465,338	8,238,448

Product Royalty Income	7,725	33,611	98,038	103,366

Operating Expenses
Salaries and wages	726,147	578,124	2,603,707	2,332,167
Commissions and consulting expenses	135,091	121,633	523,629	566,105
Professional fees	174,672	175,058	694,345	538,076
Advertising and marketing	431,897	371,683	1,690,408	1,588,599
Office rent and expenses	65,832	65,205	266,933	258,950
Research and development costs	391,671	359,468	1,358,512	1,443,451
Bad debt expense	55,607	69,008	64,213	62,667
General and administrative expenses	405,023	406,989	1,659,565	1,873,981
Depreciation	153,723	94,950	476,552	409,534
Total operating expenses	2,539,663	2,242,118	9,337,864	9,073,530

Income from Operations	(282,938)	(916,282)	225,512	(731,716)

Other Income (Expenses)
Interest and other income (expenses), net	(3,807)	31,982	(9,457)	97,521
Total other income (expenses)	(3,807)	31,982	(9,457)	97,521

Income (Loss) Before Income Taxes	(286,745)	(884,300)	216,055	(634,195)

Income Taxes	(179,851)	(288,283)	(21,237)	(178,958)

Net Income (Loss) Available to Common Shareholders	$(106,894)	$(596,017)	$237,292	$(455,237)

Net Income (Loss) per Common Share
Basic	$(0.02)	$(0.11)	$0.04	$(0.09)
Diluted	$(0.02)	$(0.11)	$0.04	$(0.08)

Weighted Average Number of Common Shares Outstanding
Basic	5,366,382	5,362,992	5,365,137	5,310,966
Diluted	5,546,169	5,500,968	5,544,925	5,448,942

Comprehensive Income (Loss)
Net Income	$(106,894)	$(596,017)	$237,292	$(455,237)
Other comprehensive income, net of $10,300 and $17,100 deferred income taxes in 2017 and 2016

Foreign currency translation	117,453	(10,788)	124,797	99,949

Total Comprehensive Income (Loss)	$10,559	$(606,805)	$362,089	$(355,288)

LEATT CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2017 AND 2016

	2017	2016
Cash flows from operating activities
Net income (loss)	$237,292	$(455,237)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	476,552	409,534
Deferred income taxes	81,000	(900)
Stock-based compensation	217,673	157,458
Other income	-	(73,533)
Bad debts	(15,895)	(30,446)
Inventory reserve	(108,299)	5,592
Gain on sale of property and equipment	(3,125)	-
(Increase) decrease in:
Accounts receivable	(186,921)	714,305
Inventory	(347,886)	(342,577)
Payments in advance	4,374	(361,468)
Prepaid expenses and other current assets	(410)	223,742
Income tax refunds receivable	(46,604)	(83,567)
Other receivables	-	90,000
Deposits	(1,189)	(8,399)
Increase (decrease) in:
Accounts payable and accrued expenses	1,412,047	460,638
Income taxes payable	-	(384,950)
Net cash provided by operating activities	1,718,609	320,192
Cash flows from investing activities
Capital expenditures	(1,361,453)	(239,336)
Proceeds from sale of property and equipment	3,125	-
Increase in short-term investments, net	(25)	(24)
Net cash used in investing activities	(1,358,353)	(239,360)
Cash flows from financing activities
Issuance of common stock	-	39,000
Proceeds from (repayments of ) short-term loan, net	(24,402)	(116,107)
Net cash used in financing activities	(24,402)	(77,107)

Effect of exchange rates on cash and cash equivalents	79,300	44,528
Net increase in cash and cash equivalents	415,154	48,253
Cash and cash equivalents - beginning of year	1,103,003	1,054,750
Cash and cash equivalents - end of year	$1,518,157	$1,103,003
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for interest	$13,397	$12,779
Cash paid for income taxes	$87,207	$273,359
Other noncash investing and financing activities
Common stock issued for services	$217,673	$157,458
Cancellation of shares as settlement of debt	$-	$(73,533)